Exhibit 99.1

IoT & Remote Monitoring Solutions Provider Acorn’s Q1 Revenues Rise 27%, Yielding Q1 Net Income of $20K versus Year-Ago Net Loss of $283K

Investor Call Today 11am ET

Wilmington, DE – May 12, 2021 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of Internet of Things (IoT) remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment through its OmniMetrix subsidiary, today announced improved results and profitability for its first quarter ended March 31, 2021 (Q1’21). Acorn will host an investor call today at 11:00 a.m. ET (details below).

OmniMetrix Summary Financial Results

($ in thousands)	Q1’21	Q1’20	% chg.
Monitoring revenue	$1,008	$895	12.6%
Hardware revenue	2,697	443	57.3%
Total revenue	$1,705	$1,338	27.4%
Gross profit	$1,210	$922	31.2%
Gross margin	71.0%	68.9%

Note: All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

Jan Loeb, Acorn’s CEO, commented, “Acorn achieved profitable operations in Q1’21 on 27% revenue growth, building on our Q4’20 performance. Notably, we increased our Q1’21 revenue by $367,000 to $1.7M from $1.3M in Q1’20. More than 80% of this increase fell to the bottom line, demonstrating the leverage in the business model we have built, as well as the benefit of our lean operating structure. With our first-class engineering team that designs exceptional products supported by our very knowledgeable technical support and sales engineering staff and the can-do attitude of our marketing and client administrative support personnel, we are excited about how 2021 has started and look forward to growing our customer base and building even more positive brand awareness for OmniMetrix.

“We improved our gross margin to 71% in Q1’21 from 69% a year ago, reflecting higher-margin next-generation products such as our Hero-2 rectifier monitor and our premier industrial and commercial generator monitor, True Guard Pro. We continue to invest in R&D and new product initiatives, such as our Smart Annunciator for critical electrical systems, as well a new release of our OmniPro data management software for pipelines, and are working on other new product opportunities.

“Our financial position remains strong with approximately $2M of cash and no debt. We generated $68,000 of net cash from operating activities in Q1’21 and paid off our receivables line which had $149,000 outstanding at year end. We chose not to renew the line at this time, considering our current cash position and expected future cash generation. We feel we have a solid financial base on which to grow the existing business and to consider accretive growth opportunities in the IoT space. Importantly, Acorn accrued no income tax expense in Q1’21, due to our NOL position of nearly $70M, which should largely shield future income from taxes and enhance our cash flows for years to come.

“Ultimately, the strong outlook for our business is based on the value and environmental benefits that our remote monitoring solutions deliver versus the alternative of ongoing physical inspections by teams out in the field or, even more detrimental, not having a mechanism for monitoring at all. We offer a compelling value proposition to the industrial and residential markets we serve which still have very low levels of penetration for wireless monitoring and control solutions. This gives us confidence in our long-term growth opportunity and our belief that the business can grow at a 20% rate or better going forward.”

OmniMetrix Results

OmniMetrix revenue grew 27% to $1.7M in Q1’21 from $1.3M in Q1’20, attributable to a 57% increase in hardware revenue and a 13% increase in monitoring revenue. The increased hardware revenue was due in part to the sale of custom units designed to one specific customer’s specifications to allow them to monitor these units themselves, and an increase in the sale of accessories. These revenues are recognized at the point of sale and not deferred over the life of the unit. There was also an overall increase in sales of next generation monitors, including our Hero-2 pipeline rectifier monitors. The increase in monitoring is due to a growing number of installed and billable connections that results from new hardware sales, a shift in our sales concentration from residential to commercial and industrial, and a restructuring of our data plan.

Gross profit grew 31% in Q1’21 as compared to Q1’20, driven by increased sales to commercial and industrial customers versus residential customers, an increase in accessory sales, and growth in high-margin monitoring revenue. Gross margin on monitoring increased to 86% in Q1’21 from 84% in Q1’20, due to the increased commercial and industrial concentration. Gross margin on hardware increased to 49% in Q1’21 from 39% in Q1’20, due to increased sales of next-generation Hero-2 pipeline monitors and customized True Guard Pro units that provide greater features, functionality and value to customers.

OmniMetrix’s total operating expenses decreased 3% to $943,000 in Q1’21 from $975,000 in Q1’20, principally due to a $55,000 decrease in selling, general and administrative (SG&A) expenses related to travel and trade show expense, partially offset by a $23,000 increase in R&D expenses, for new product development. Now that businesses are reopening for sales calls and air travel is beginning to return to pre-COVID levels, we expect that trade show and travel expenses will increase in future quarters as we continue to ramp up business development activities.

OmniMetrix generated operating income of $267,000 in Q1’21 versus an operating loss of $53,000 in Q1’20, primarily due to increased revenue.

Acorn Consolidated Financial Results

Compared to Q1’20, Acorn’s corporate SG&A costs increased $20,000 (9%) to $241,000 in Q1’21, principally due to increased non-cash stock compensation, and audit and tax accounting fees, offset by a decrease in travel expenses.

Reflecting the improved performance at OmniMetrix, Q1’21 net income attributable to Acorn shareholders improved by $303,000 to $20,000, or $0.00 per share, from a net loss of $283,000, or ($0.01) per share, in Q1’20.

Liquidity and Capital Resources

Cash generated from operating activities was $68,000 in Q1’21, compared to $237,000 in Q1’20, reflecting the collection in Q1’20 of several significant customer receivable balances that were outstanding at December 31, 2019. Also, during the first quarter of 2020 we aggressively focused on receivables collections and extending payment terms on our payables to conserve cash in the beginning phase of the COVID-19 pandemic.

Consolidated cash and cash equivalents were $1,974,000 at the close of Q1’21, compared to $1,416,000 at the close of Q1’20 and $2,063,000 at December 31, 2020. In Q1’21, OmniMetrix paid off the outstanding balance on its receivables-based line of credit, which was $149,000 as of December 31, 2020. Management elected not to renew the credit line given our current cash position and expected cash flow from operations in the future.

Although apparently receding, the continuing global impact of COVID-19 remains an uncertainty. The Company’s operations could be materially affected by a lingering pandemic, including a material adverse impact on the Company’s financial position, operations and cash flows. Possible impacts may include, but are not limited to, disruption to the Company’s customers and revenue, absenteeism, and supply chain disruptions.

Conference Call Details

Date/Time:	Wednesday, May 12th at 11:00 am ET

Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)

Online Replay/Transcript:	Audio file and call transcript will be posted to the Investor section of Acorn’s website when available.

Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors tens of thousands of assets for customers, which include 25 Fortune/Global 500 companies. In addition to residential generators, OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended March 31,
	2021	2020

Revenue	$1,705	$1,338
Cost of sales	495	416
Gross profit	1,210	922
Operating expenses:
Research and development expense	178	155
Selling, general and administrative expense	1,006	1,041
Total operating expenses	1,184	1,196
Operating income (loss)	26	(274)
Finance expense, net	(4)	(10)
Income (loss) before income taxes	22	(284)
Income tax expense	—	—
Net income (loss)	22	(284)
Non-controlling interest share of net (income) loss	(2)	1
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$20	$(283)

Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
Total attributable to Acorn Energy, Inc. shareholders	$0.00	$(0.01)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted:
Basic	39,687	39,631
Diluted	39,860	39,631

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of March 31, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,974	$2,063
Accounts receivable, net	647	608
Inventory, net	243	236
Deferred charges	722	764
Other current assets	141	126
Total current assets	3,727	3,797
Property and equipment, net	258	268
Right-of-use assets, net	471	494
Other assets	623	642
Total assets	$5,079	$5,201
LIABILITIES AND DEFICIT
Current liabilities:
Short-term credit	$—	$149
Accounts payable	298	229
Accrued expenses	191	168
Deferred revenue	3,181	3,214
Current operating lease liabilities	101	99
Other current liabilities	27	33
Total current liabilities	3,798	3,892
Non-current liabilities:
Deferred revenue	1,299	1,340
Noncurrent operating lease liabilities	417	443
Other long-term liabilities	48	45
Total long-term liabilities	1,764	1,828
Commitments and contingencies
Deficit:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 39,687,589 shares at March 31, 2021 and December 31, 2020	397	397
Additional paid-in capital	102,741	102,726
Warrants	3	3
Accumulated deficit	(100,593)	(100,613)
Treasury stock, at cost – 801,920 shares at March 31, 2021 and December 31, 2020	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(488)	(523)
Non-controlling interests	5	4
Total deficit	(483)	(519)
Total liabilities and deficit	$5,079	$5,201

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Three months ended March 31,
	2021	2020
Cash flows provided by operating activities:
Net income (loss)	$22	$(284)
Depreciation and amortization	18	16
Non-cash lease expense	29	29
Stock-based compensation	15	6
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(39)	434
Increase in inventory	(7)	(18)
Decrease in deferred charges	61	27
(Increase) decrease in other current assets	(15)	53
Increase (decrease) in accounts payable and accrued expenses	92	(7)
Decrease in deferred revenue	(74)	(9)
Decrease in operating lease liability	(30)	(28)
(Decrease) increase in other current liabilities and non-current liabilities	(4)	18
Net cash provided by operating activities	68	237

Cash flows used in investing activities:
Purchases of hardware and software	(8)	(87)
Payments made for patent filings	—	(3)
Net cash used in investing activities	(8)	(90)

Cash flows (used in) provided by financing activities:
Short-term credit, net	(149)	3
Stock option exercise proceeds	—	19
Net cash (used in) provided by financing activities	(149)	22

Net (decrease) increase in cash	(89)	169
Cash at the beginning of the year	2,063	1,247
Cash at the end of the period	$1,974	$1,416